Exhibit 99.1

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595 South Federal Highway, Suite 500, Boca Raton, FL 33432 • 561-208-7200

FOR IMMEDIATE RELEASE	SYMBOL:DEVC
April 17, 2007	TRADED:Nasdaq

DEVCON INTERNATIONAL CORP. REPORTS

FULL YEAR 2006 FINANCIAL RESULTS

Boca Raton, FL, April 17, 2007- Devcon International Corp. (NASDAQ: DEVC) today reported a net loss from continuing operations for the year ended December 31, 2006 of $29.0 million or ($4.81) per fully diluted share, compared to a net loss from continuing operations of $15.4 million, or ($2.60) per fully diluted share for the year ended December 31, 2005.

Revenue from continuing operations for the year ended December 31, 2006 increased $33.8 million to $105.6 million, a 47.1 percent increase when compared to 2005 revenue of $71.8 million. The Company’s operating loss from continuing operations for full year 2006 increased $8.2 million to $23.2 million for 2006 compared to $15.0 million in 2005. This loss included non–cash charges amounting to $29.3 million and $12.3 million for 2006 and 2005, respectively.

As part of Devcon’s continued expansion into the electronic security services industry, on September 30, 2005, March 2, 2006 and May 2, 2006, the Company disposed of the operations of its Materials Division in the U.S. Virgin Islands, Antigua and Puerto Rico, respectively, and, as a result, the financial results of these operations are reported separately as discontinued operations for all periods presented. The Company’s income and gain on sale from discontinued operations was $0.3 million for full year 2006, or $0.05 per fully diluted share, net of tax, compared to income of $1.1 million, or $0.18 per fully diluted share, for the comparable period in 2005. Included in the $1.1 million income for 2005 was a $2.3 million gain on the sale of the Company’s U.S. Virgin Island material operations which operated as V.I. Cement & Building Products, Inc.

During 2006, the Electronic Security Services Division reported an increase in revenue of $35.4 million to $54.0 million, from $18.5 million in 2005, resulting in an operating loss of $7.3 million, including non-cash depreciation and amortization charges related to acquired recurring revenue customer service contracts of $18.8 million. The increased revenue resulted from the completed acquisitions of the electronic security services businesses of Starpoint Limited in February 2005, Coastal Security Company in November 2005 and Guardian International in March 2006, less the revenue associated with the sale of the third-party monitoring business in June 2006.

During the year ended December 31, 2006, our construction division reported an operating loss of $7.6 million compared to a $2.9 million operating loss for the corresponding period of 2005. This additional loss was partially attributable to significant decreases, from 2005 to 2006, in comparative gross profit recognized on specific projects. There was a $2.6 million comparative decrease in gross profit recognized on a project in the Bahamas due primarily to delays and costs associated with a non-performing subcontractor and costs associated with securing final acceptance of our underground utility work. Additionally, in 2005 we recognized $1.6 million of gross profit on dredging projects in Sint Maarten. In 2006, the dredge utilized on these projects was idle. Lastly, there was a $1.1 million comparative decrease in gross profit recognized on another project in the Bahamas due to it being substantially complete in 2005.

The Materials Division reported an operating loss of $0.5 million for the full year of 2006 compared to an operating loss of $5.6 million during the comparable period in 2005. The operating loss in 2005 included an impairment charge of $1.8 million. The reduction in the operating loss for 2006 is attributable to increased efficiency in our Sint Maarten/St. Martin operations achieved through tightly managing expenses, improved supply of cement and the effect of several increases to the selling prices of ready-mix concrete.

Conference Call

The Company’s year-end 2006 conference call is scheduled for 10:30 a.m. ET, Friday, April 20, 2007. To participate in the call, dial 800-218-0204 for domestic callers and 303-262-2131 for international callers. The call may also be accessed through a live webcast link on the Company’s Internet home page, www.devc.com. The webcast will be archived for one month following the call.

About Devcon

Devcon has two operating divisions. The Security Division provides electronic security services to commercial and residential customers in selected markets. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block on St. Maarten in the Netherlands Antilles and on St. Martin in the French West Indies.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Item 1A – Risk Factors” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2006 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

-Financial Tables Follow-

Devcon International Corp.

Consolidated Statement of Operations

(Amounts shown in thousands, except share and per share data)

	2006	2005	2004
Statement of Operations Data:

Security revenue	$53,987	$18,515	$943
Construction revenue	35,189	39,334	25,052
Materials revenue	15,815	13,232	15,356
Other revenue	632	701	183

Total revenue	105,623	71,782	41,534

Cost of construction	35,949	36,909	17,547
Cost of materials	14,442	12,558	12,841
Cost of security	24,627	8,044	648
Cost of other	151	407	157

Total cost of sales	75,169	57,918	31,193

Gross profit	30,454	13,864	10,341

Operating expenses	53,613	28,820	13,320

Operating (loss) income	(23,159)	(14,956)	(2,979)

Other (expense) income	(14,706)	(1,744)	832
Gain on Antigua Note	1,230	804	10,970

(Loss) income from continuing operations before income taxes	(36,635)	(15,896)	8,823

Income tax (benefit) expense	(7,627)	(504)	1,286

Net (loss) income from continuing operations	(29,008)	(15,392)	7,537
Income (loss) from discontinued operations	294	1,076	3,100

Net (loss) income	$(28,714)	$(14,316)	$10,637

(Loss) income per share from continuing operations:
Basic	(4.81)	(2.60)	1.73
Diluted	(4.81)	(2.60)	1.48
(Loss) income per share from discontinued operations:
Basic	0.05	0.18	0.71
Diluted	0.05	0.18	0.61
Weighted average number of shares outstanding:

Basic	6,026	5,904	4,363
Diluted	6,026	5,904	5,097

Devcon International Corp.

Condensed Balance Sheet

(in thousands)

	2006	2005	2004
Balance Sheet Data:

Working capital	$3,807	$2,560	$42,060
Total assets	$212,897	$165,467	$101,665
Long-term debt, excluding current portion	$89,202	$55,521	$564
Stockholders’ equity	$36,126	$63,657	$76,983